June 2011 Amendment No. 1 dated June 8, 2011 to Preliminary Terms No. 812 Registration Statement No. 333-156423 Dated May 26, 2011 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities
Equity-Linked Lock-in Notes due June 24, 2026
Based on the Value of the S&P 500® Index
The Equity-Linked Lock-in Notes offer investors exposure to the performance of the S&P 500® Index and annual interest payments of 1.00% per annum.  On each annual observation date over the 15-year term of the notes, the performance of the underlying index will be measured and if the appreciation of the underlying index is by at least one of the specified lock-in levels, a lock-in event will occur and the applicable lock-in level will be observed for such annual observation date, as described below.  The payment at maturity on the notes will be based on the greater of (i) if a lock-in event has occurred, the highest lock-in level observed over the term of the notes and (ii) the index percent change as measured on the determination date at the end of the term of the notes.  The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$10 per note
Stated principal amount:	$10 per note
Aggregate principal amount:	$
Pricing date:	June 24, 2011
Original issue date:	June 29, 2011 (3 business days after the pricing date)
Maturity date:	June 24, 2026
Interest:	1.00% per annum, payable on the annual interest payment dates
Underlying index:	The S&P 500® Index
Payment at maturity:
The payment due at maturity per $10 stated principal amount will equal:
$10 + supplemental redemption amount, if any, plus accrued but unpaid interest
In no event will the payment due at maturity be less than $10 per note.

Supplemental redemption amount:
$10 times the participation rate times the greater of (i) if a lock-in event has occurred, the highest lock-in level observed over the term of the notes and (ii) the index percent change, provided that the supplemental redemption amount will not be less than $0.

Lock-in event:
With respect to any annual observation date:

If the index closing value has increased by at least 20% but by less than 40% from the initial index value, a lock-in event will occur and the lock-in level observed for such annual observation date will be 20%;

If the index closing value has increased by at least 40% but by less than 60% from the initial index value, a lock-in event will occur and the lock-in level observed for such annual observation date will be 40%;

If the index closing value has increased by at least 60% but by less than 80% from the initial index value, a lock-in event will occur and the lock-in level observed for such annual observation date will be 60%;

If the index closing value has increased by at least 80% but by less than 100% from the initial index value, a lock-in event will occur and the lock-in level observed for such annual observation date will be 80%; or

If the index closing value has increased by at least 100% from the initial index value, a lock-in event will occur and the lock-in level observed for such annual observation date will be 100%.

Annual observation dates:
June 24 of each year, beginning June 24, 2012, provided that the final annual observation date will be June 19, 2026; subject to postponement for non-index business days and certain market disruption events.

Interest payment dates:
June 29 of each year, beginning June 29, 2012, provided that the final interest payment will be made on the maturity date; provided further that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Participation rate:	105%
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the determination date
Determination date:	June 19, 2026, subject to postponement for non-index business days and certain market disruption events
CUSIP:	61760E341
ISIN:	US61760E3412
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per Note	$10	$0.35	$9.65
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor. The lowest price payable by an investor is $9.90 per note. Please see “Syndicate Information” on page 8 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.35 for each note they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

0HProspectus Supplement for Equity-Linked Notes dated September 27, 2010
Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Equity-Linked Lock-in Notes due June 24, 2026
Based on the Value of the S&P 500® Index

Investment Overview

Equity-Linked Lock-in Notes

The Equity-Linked Lock-in Notes due June 24, 2026 Based on the Value of the S&P 500® Index (the “notes”) provide investors:

¡	an opportunity to gain 105% participation in any appreciation of the S&P 500® Index over the term of the notes

¡
an opportunity to lock in all or a part of the appreciation of the S&P 500® Index that is at least 20% on any annual observation date and to have the payment at maturity be based on the highest lock-in level observed if greater than the index percent change as of the determination date

¡	no exposure to any decline of the S&P 500® Index

¡	annual interest payments at the rate of 1.00% per annum

If no lock-in event has occurred over the term of the notes and if the underlying index has remained unchanged or depreciated on the determination date, you will receive at maturity only the stated principal amount of $10 and accrued but unpaid interest.  All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.

Maturity:	Approximately 15 years
Participation rate:	105%
Interest:	1.00% per annum

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on June 7, 2011:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	1,284.94
52 Weeks Ago:	1,050.47
52 Week High (on 4/29/2011):	1,363.61
52 Week Low (on 7/2/2010):	1,022.58

S&P 500® Index Historical Performance Daily Closing Values January 1, 2006 to June 7, 2011

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Based on the Value of the S&P 500® Index

Key Investment Rationale

The notes offer investors exposure to the performance of the S&P 500® Index and annual interest payments of 1.00% per annum.  On each annual observation date over the 15-year term of the notes, the performance of the underlying index will be measured and if the appreciation of the underlying index is by at least one of the specified lock-in levels, a lock-in event will occur and the applicable lock-in level will be observed for such annual observation date.  The payment at maturity on the notes will be based on the greater of (i) if a lock-in event has occurred, the highest lock-in level observed over the term of the notes and (ii) the index percent change as measured on the determination date.  All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.

Payment scenario 1:
A lock-in event has occurred on one or more of the annual observation dates and the highest lock-in level is greater than the index percent change.  At maturity, the notes pay an amount equal to the sum of (i) the stated principal amount of $10 and (ii) the highest lock-in level observed times the participation rate of 105% times the stated principal amount of $10, plus accrued but unpaid interest.

Payment scenario 2:
A lock-in event has occurred on one or more of the annual observation dates and the highest lock-in level is less than the index percent change.  At maturity, the notes pay an amount equal to the sum of (i) the stated principal amount of $10 and (ii) the index percent change times the participation rate of 105% times the stated principal amount of $10, plus accrued but unpaid interest.

Payment scenario 3:
A lock-in event has not occurred during the term of the notes and the underlying index increases in value on the determination date.  At maturity, the notes pay an amount equal to the sum of (i) the stated principal amount of $10 and (ii) the index percent change times the participation rate of 105% times the stated principal amount of $10, plus accrued but unpaid interest.

Payment scenario 4:
A lock-in event has not occurred during the term of the notes and the underlying index declines or does not appreciate in value on the determination date.  At maturity, the notes only pay the stated principal amount of $10, plus accrued but unpaid interest.

Summary of Selected Key Risks (see page 11)

¡	The notes may not pay more than the stated principal amount at maturity and an annual interest of 1.00% per annum.

¡	The return on the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.

¡	The notes have a 15-year term and you must hold the notes to maturity to receive the benefit of any lock-in event or appreciation of the underlying index.

¡
The market price of the notes may be influenced by many unpredictable factors.  Prior to maturity the notes may, depending on market conditions (primarily movements in the underlying index and interest rates), trade below the original issue price and you may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

¡	The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.

¡	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

¡	Adjustments to the underlying index could adversely affect the price of the notes.

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Equity-Linked Lock-in Notes due June 24, 2026
Based on the Value of the S&P 500® Index

¡	You have no shareholder rights.

¡	Investing in the notes is not equivalent to investing in the underlying index.

¡	The notes will not be listed on any securities exchange and secondary trading may be limited.

¡	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.

¡	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.

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Equity-Linked Lock-in Notes due June 24, 2026
Based on the Value of the S&P 500® Index

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay an annual interest of 1.00% per annum and will have the terms described in the accompanying prospectus supplement and prospectus, as supplemented and modified by these preliminary terms.  On each annual observation date during the 15-year term of the notes, the performance of the underlying index will be measured and if the appreciation of the underlying index is by at least one of the specified lock-in levels, a lock-in event will occur and the applicable lock-in level will be observed for such annual observation date.  The payment at maturity on the notes will be based on the greater of (i) if a lock-in event has occurred, the highest lock-in level observed over the term of the notes and (ii) the index percent change as measured on the determination date.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
June 24, 2011	June 29, 2011 (3 business days after the pricing date)	June 24, 2026, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Issue price:	$10 per note
Stated principal amount:	$10 per note
Denominations:	$10 per note and integral multiples thereof
Aggregate principal amount:	$
Interest:	1.00% per annum, payable on the annual interest payment dates
Bull or bear notes:	Bull notes
Underlying index:	The S&P 500® Index
Underlying index publisher:	Standard & Poor’s Financial Services LLC
Payment at maturity:
The payment due at maturity per $10 stated principal amount will equal:

$10 + supplemental redemption amount, if any, plus accrued but unpaid interest

In no event will the payment due at maturity be less than $10 per note.

Supplemental redemption amount:
$10 times the participation rate times the greater of (i) if a lock-in event has occurred, the highest lock-in level observed over the term of the notes and (ii) the index percent change, provided that the supplemental redemption amount will not be less than $0.

Lock-in event:
With respect to any annual observation date:

If the index closing value has increased by at least 20% but by less than 40% from the initial index value, a lock-in event will occur and the lock-in level observed for such annual observation date will be 20%;

If the index closing value has increased by at least 40% but by less than 60% from the initial index value, a lock-in event will occur and the lock-in level observed for such annual observation date will be 40%;

If the index closing value has increased by at least 60% but by less than 80% from the initial index value, a lock-in event will occur and the lock-in level observed for such annual observation date will be 60%;

If the index closing value has increased by at least 80% but by less than 100% from the initial index value, a lock-in event will occur and the lock-in level observed for such annual observation date will be 80%; or

If the index closing value has increased by at least 100% from the initial index value, a lock-in event will occur and the lock-in level observed for such annual observation date will be 100%.

Annual observation dates:
June 24 of each year, beginning June 24, 2012, provided that the final annual observation date will be June 19, 2026; subject to postponement for non-index business days and certain market disruption events in accordance with the mechanics for postponement of the determination date as described on page S-26 of the accompanying prospectus supplement.

Interest payment dates:
June 29 of each year, beginning June 29, 2012, provided that the final interest payment will be made at maturity; provided further that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Record date:	One business day prior to the related interest payment date
Participation rate:	105%
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value on the pricing date as published by the underlying index publisher
Final index value:	The index closing value on the determination date as published by the underlying index publisher
Determination date:	June 19, 2026, subject to postponement for non-index business days and certain market disruption events
Call right:	The notes are not callable prior to the maturity date.
Postponement of maturity date:
If the determination date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the determination date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 11.

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Equity-Linked Lock-in Notes due June 24, 2026
Based on the Value of the S&P 500® Index

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	61760E341
ISIN:	US61760E3412
Minimum ticketing size:	$1,000 / 100 notes
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the contingent payment on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on May 23, 2011, the “comparable yield” for the notes would be a rate of 5.3918% per annum, compounded annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.

The comparable yield and the projected payment schedule for the notes will be provided in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of original issue discount and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor Trustee to JPMorgan Chase Bank, N.A.)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the stocks constituting the underlying index, in futures or options contracts on the underlying index or its component stocks, or in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the value of the underlying index on the pricing date, and therefore, the value at which the underlying index must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited

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Based on the Value of the S&P 500® Index

transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Calculation agent:	MS & Co.
Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.35 for each note they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is

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commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of the notes for any single investor
$10.00	$0.35	<$1MM
$9.95	$0.30	≥$1MM and <$3MM
$9.925	$0.275	≥$3MM and <$5MM
$9.90	$0.25	≥$5MM

The agent may reclaim selling concessions allowed to dealers in connection with the offering, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Hypothetical Payout on the Notes

At maturity, for each $10 stated principal amount of notes that you hold, you will receive, in addition to accrued but unpaid interest, the stated principal amount of $10 plus a supplemental redemption amount, if any, calculated on the determination date as follows:

$10 times the participation rate times the greater of (i) if a lock-in event has occurred, the highest lock-in level observed over the term of the notes and (ii) the index percent change as of the determination date, provided that the supplemental redemption amount will not be less than $0.

The following examples assume an hypothetical initial index value of 1,300 and reflect the participation rate of 105%.

In Examples 1 and 2, lock-in events have occurred on some of the annual observation dates. The payment at maturity is calculated based on the greater of (i) the highest lock-in level observed over the term of the notes and (ii) the index percent change as of the determination date.

	Example 1			Example 2
Annual observation dates	Hypothetical index closing value	Percent change from the initial index value	Lock-in level	Hypothetical index closing value	Percent change from the initial index value	Lock-in level
#1	1,430	10%	N/A	1,430	10%	N/A
#2	1,365	5%	N/A	1,365	5%	N/A
#3	1,196	-8%	N/A	1,196	-8%	N/A
#4	1,534	18%	N/A	1,534	18%	N/A
#5	1,560	20%	20%	1,560	20%	20%
#6	1,625	25%	20%	1,625	25%	20%
#7	1,547	19%	N/A	1,547	19%	N/A
#8	1,430	10%	N/A	1,430	10%	N/A
#9	1,664	28%	20%	1,664	28%	20%
#10	1,794	38%	20%	1,794	38%	20%
#11	1,885	45%	40%	1,885	45%	40%
#12	1,924	48%	40%	1,924	48%	40%
#13	2,028	56%	40%	2,028	56%	40%
#14	2,106	62%	60%	2,106	62%	60%
#15 (determination date)	2,015	55%	40%	2,275	75%	60%

In Example 1, the index percent change is (2,015 – 1,300) / 1,300 = 55%.  Because the index percent change is lower than the highest lock-in level of 60%, your payment at maturity is calculated as follows:

$10 + ($10 x 60% x 105%) = $16.30

Combined with the aggregate interest payments of $10 x 1.00% x 15 = $1.50, you will receive a total payment of $17.80 over the term of the notes.

In Example 2, the index percent change is (2,275 – 1,300) / 1,300 = 75%.  Because the index percent change is greater than the highest lock-in level of 60%, your payment at maturity is calculated as follows:

$10 + ($10 x 75% x 105%) = $17.875

Combined with the aggregate interest payments of $1.50, you will receive a total payment of $19.375 over the term of the notes.

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In Examples 3 and 4, no lock-in event has occurred over the term of the notes. The payment at maturity is calculated solely based on the index percent change as of the determination date.

	Example 3			Example 4
Annual observation dates	Hypothetical index closing value	Percent change from the initial index value	Lock-in level	Hypothetical index closing value	Percent change from the initial index value	Lock-in level
#1	1,326	2%	N/A	1,326	2%	N/A
#2	1,365	5%	N/A	1,365	5%	N/A
#3	1,235	-5%	N/A	1,235	-5%	N/A
#4	1,170	-10%	N/A	1,170	-10%	N/A
#5	1,300	0%	N/A	1,300	0%	N/A
#6	1,326	2%	N/A	1,326	2%	N/A
#7	1,378	6%	N/A	1,378	6%	N/A
#8	1,404	8%	N/A	1,404	8%	N/A
#9	1,521	17%	N/A	1,521	17%	N/A
#10	1,547	19%	N/A	1,547	19%	N/A
#11	1,534	18%	N/A	1,534	18%	N/A
#12	1,365	5%	N/A	1,365	5%	N/A
#13	1,274	-2%	N/A	1,274	-2%	N/A
#14	1,170	-10%	N/A	1,170	-10%	N/A
#15 (determination date)	1,495	15%	N/A	1,235	-5%	N/A

In Example 3, the index percent change is (1,495 – 1,300) / 1,300 = 15%. Because no lock-in event has occurred on any annual observation date and the index percent change is greater than 0%, the payment at maturity is calculated as follows:

$10+ ($10 x 15% x 105%) = $11.575

Combined with the aggregate interest payments of $1.50, you will receive a total payment of $13.075 over the term of the notes.

In Example 4, the index percent change is (1,235 – 1,300) / 1,300 = –5%.  Because no lock-in event has occurred on any annual observation date and the index percent change is less than 0%, the payment at maturity is only the stated principal amount of $10.  Combined with the aggregate interest payments of $1.50, you will receive a total payment of $11.50 over the 15-year term of the notes.

In each of Examples 3 and 4, the underlying index increased above the initial index value on several annual observation dates (e.g., #9, #10 and #11) but not sufficient to trigger a lock-in event and investors do not benefit from the lock-in feature of the notes.

June 2011	Page 10

Equity-Linked Lock-in Notes due June 24, 2026
Based on the Value of the S&P 500® Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and the accompanying prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers before you invest in the notes.

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The notes may not pay more than the stated principal amount at maturity.  If no lock-in event occurs on any annual observation date over the term of the notes and the index percent change as of the determination date is less than or equal to 0%, you will receive only the stated principal amount of $10 for each note you hold at maturity, plus accrued but unpaid interest.

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The notes pay an annual interest of only 1.00% per annum.  Because the supplemental redemption amount due at maturity may equal zero, the return on your investment in the notes may be limited to the 1.00% per annum interest and, therefore, less than the amount that would be paid on an ordinary debt security.  Moreover, if the underlying index does not appreciate sufficiently on any annual observation date over the term of the notes and a lock-in event does not occur, the overall return on the notes, including the 1.00% per annum interest, may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

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The notes have a 15-year term and you must hold the notes to maturity to receive the benefit of any lock-in event or appreciation of the underlying index.  You should be willing to hold your notes to maturity to receive the benefit of any lock-in event or appreciation of the underlying index.  If you sell your notes in the secondary market prior to maturity, you may have to sell them at a significant loss relative to your initial investment, especially if the underlying index has declined in value or a lock-in event has never occurred.

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Market price of the notes will be influenced by many unpredictable factors.  Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value of the underlying index at any time and, in particular, on the annual observation dates and the determination date, the volatility (frequency and magnitude of changes in value) of the underlying index, dividend rates on the component stocks of the underlying index, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the index closing value of the underlying index on the annual observation dates and the determination date and any actual or anticipated changes in our credit ratings or credit spreads.  The underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” on page 14.  You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

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The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes on interest payment dates and at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The notes are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

June 2011	Page 11

Equity-Linked Lock-in Notes due June 24, 2026
Based on the Value of the S&P 500® Index

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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Adjustments to the underlying index could adversely affect the value of the notes.  The publisher of the underlying index can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the underlying index.  Any of these actions could adversely affect the value of the notes.  The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on the determination date, the index closing value on such determination date will be an amount based on the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the index.

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You have no shareholder rights.  As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the index.

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Investing in the notes is not equivalent to investing in the underlying index.  Investing in the notes is not equivalent to investing in the underlying index or its component stocks.  See “Hypothetical Payout on the Notes” on page 9.

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The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, MS & Co. will determine the initial index value, the final index value and whether a lock-in event has occurred and the applicable lock-in level, if any, and will calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a discontinuance of the underlying index or a market disruption event, may adversely affect the payout to you at maturity.

June 2011	Page 12

Equity-Linked Lock-in Notes due June 24, 2026
Based on the Value of the S&P 500® Index

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.   One or more of our subsidiaries expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying index or its component stocks), including trading in the component stocks of the underlying index and in other instruments related to the underlying index.  Some of our subsidiaries also trade the component stocks of the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, therefore, could increase the value at which the underlying index must close on the determination date before an investor receives a payment at maturity that exceeds the stated principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes, including on the annual observation dates and the determination date, could adversely affect the closing value of the underlying index on the annual observation dates and the determination date and, accordingly, the amount of cash an investor will receive at maturity.

June 2011	Page 13

Equity-Linked Lock-in Notes due June 24, 2026
Based on the Value of the S&P 500® Index

Information about the Underlying Index

The S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for equity-linked notes.

License Agreement between S&P and Morgan Stanley.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been licensed for use by Morgan Stanley. See “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for equity-linked notes.

Historical Information

The following table presents the published high and low closing values, as well as end-of-quarter closing values, of the underlying index from January 1, 2006 through June 7, 2011.  The closing value of the underlying index on June 7, 2011 was 1,284.94.  We obtained the index closing values and other information below from Bloomberg Financial Markets, without independent verification.  The underlying index experiences periods of high volatility, and you should not take the historical values of the underlying index as an indication of future performance.

S&P 500® Index	High	Low	Period End
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter (through June 7, 2011)	1,363.61	1,284.94	1,284.94

June 2011	Page 14